Exhibit 4
SEARS, ROEBUCK AND CO.
DIRECT PURCHASE STOCK PLAN

EFFECTIVE ON   ___________________


The Sears, Roebuck and Co. Dividend Reinvestment and Share Purchase Plan, as in effect on January 15, 1990 (the "Prior Plan") is hereby amended and restated to read in its entirety as follows:

1.   Title and Purpose.   The name of the plan is the Sears, Roebuck
and Co.  Direct Purchase Stock Plan (the "Plan").

The purpose of the Plan is to promote long-term ownership among investors who are committed to investing a minimum amount in Sears, Roebuck and Co. ("Sears") common shares (par value $.75 per share) and building share ownership over time, by:

(a)  providing interested persons with the opportunity to purchase
Sears common shares through Sears, whether or not they are already Sears shareholders, at a reduced brokerage commission;

(b) permitting eligible shareholders of Sears to use all or part of their cash dividends on Sears common shares, as paid, and cash investments to purchase additional common shares of Sears;

(c) permitting Plan participants to deposit certificates for Sears common shares with the Plan Administrator for safekeeping, thereby avoiding the risk of loss if maintained by the participants themselves;

(d) providing Plan participants with an opportunity to sell Sears common shares at a reduced commission rate;

(e) providing Plan participants with an opportunity to transfer Sears common shares from their Plan accounts to Plan accounts for other persons at no charge; and

(f) permitting interested investors to establish an individual retirement account ("IRA") with a separate institution serving as administrator of the IRA, to invest in Sears common shares.

Funds from reinvested dividends and cash payments will be used by the Plan Administrator (as defined below) to purchase Sears common shares in the open market for Plan participants or from Sears directly.

2.    Fees and Charges.  Participants in the Plan will pay (or
Sears, at its option, may pay) the following fees:

(a)   Direct Purchase of Sears Common Shares.

(i) Initial Purchase. Persons who are not Sears shareholders who participate in the direct purchase feature of the Plan will pay to the Plan Administrator a service charge of $10.00 plus, in the case of open market purchases, a brokerage commission of $0.03 per share for all initial purchases of Sears common shares. The minimum purchase amount
is $500.   At the Plan Administrator's discretion, a person may fulfill the $500 minimum by authorizing automatic investments of at least $100 for a minimum of five consecutive months;

(ii) Additional Purchases. Participants who already own Sears common shares, either through direct purchase or dividend reinvestment under the Plan or through purchases outside of the Plan, will pay to the Plan Administrator a fee of 5% of each additional cash purchase amount up to a maximum of $7.50 plus, in the case of open market purchases, a brokerage commission of $0.03 per share. Additional purchases may be made as frequently as weekly. The minimum amount for additional purchases is $50.00;

(b) Automatic Investments. Participants will pay a $1.00 processing charge for each purchase through the automatic investment feature, in addition to the fee and brokerage commission, if any, specified above;

(c) Dividend Reinvestment. Persons who participate in the dividend reinvestment feature of the Plan will pay a fee of 5% of each dividend paid on their Sears common shares, with a minimum fee of $1.00 up to a maximum of $3.00 per dividend plus, in the case of open market purchases, a brokerage commission of $0.03 per share;

(d)   Dividend Payments by Direct Deposit.  Participants in the Plan
who wish to receive some or all of their dividends in cash may either receive a check or elect to have their cash dividends deposited directly
into their bank accounts.   There is no fee for this service; however,
participants will be responsible for any fees charged by their bank for arranging to accept direct deposits;

(e) Safekeeping of Certificates. There will be no fee or other charge for the safekeeping of Sears common share certificates on behalf of participants;

(f) Sales of Sears Common Shares. Participants in the Plan will pay the Plan Administrator a service charge of $15.00 plus a brokerage commission of $0.12 per share plus any applicable taxes for sales of Sears common shares under the Plan;

(g) Transfer of Shares. There will be no fee or other charge for transferring Sears common shares held in a participant's account to an account for another person. However, any applicable taxes will be the responsibility of the transferor or the transferee, as may be provided by law;

(h) Withdrawal of Shares. There will be no fee or other charge for withdrawing Sears common shares in certificate form; and

(i) IRA.Participants who establish an IRA under the Plan will be charged an annual IRA administration fee of $35.00 by the administrator of the IRA.

(j) Returned Checks and Failed Automatic Withdrawals. Participants will pay a fee to the Plan Administrator of $20.00 for each returned check and each automatic withdrawal which is refused by the participant's bank.

3. Advantages. Dividends may be reinvested on some or all Sears common shares held by the participant outside the Plan in certificate form, as well as some or all Sears common shares held in the participant's Plan account. Also, the purchase of fractional shares, as well as full shares, is permitted and cash dividends on full and fractional shares may be reinvested in additional Sears common shares. Participants may avoid the necessity of safekeeping certificates for Sears common shares acquired under the Plan through direct purchase or dividend reinvestment. A Plan participant also may mail to the Plan Administrator certificates for Sears common shares in his or her possession, and registered in the same name under which the participant's Plan account is maintained, for deposit into the participant's Plan account for safekeeping at no extra charge. Such deposited shares will be held along with the shares purchased under this Plan, and may be sold and/or withdrawn at any time in accordance with the provisions of this Plan. Dividends may be reinvested on some or all of such deposited shares, at the participant's option. Shares held in a participant's account may be transferred to accounts of other persons by private sale, gift or otherwise, at no charge, other than any applicable taxes.

4.   Plan Administrator.   Sears will appoint an independent agent as
plan administrator (the "Plan Administrator"), who will administer the Plan for participants, keep records, send statements of account to participants and perform other duties related to the Plan.

5. Eligibility. Any interested person is eligible to participate in the Plan, provided that (i) such person fulfills the prerequisites for participation described below under "Enrollment Procedures" and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, such participation would not violate local laws. Any such participant specified in clause (ii) of the foregoing sentence may be asked to make a written representation respecting compliance with such laws. After enrolling in the Plan, a participant must maintain ownership of at least five whole Sears common shares in order to continue to participate in the Plan. Failure to comply with the share ownership requirement will result in a participant's account being closed and the Sears common shares held in the participant's account being sold by the Plan Administrator at Sears expense. This share ownership requirement may be waived in appropriate cases by the Plan Administrator.]

6.    Effective Date.  The Plan will become effective on
__________________.

7.   Enrollment Procedures.

(a)  Continued Participation of Prior Plan Participants.   Each
participant in the Prior Plan shall continue to participate in the Plan through and after the Effective Date without further action on the participant's part. However, if a participant in the Prior Plan intends to make any changes in his or her account elections, or intends to take advantage of Plan features not available under the Prior Plan, the participant must complete a new enrollment form, available from the Plan Administrator, specifying the changes desired.

(b) Other Participants. All other interested persons must return a completed enrollment form to the Plan Administrator. Investors who own Sears common shares held on their behalf by a bank, broker or trustee may participate with some or all of such shares by instructing the holder to have some or all of the shares transferred into the investor's name. In order to enroll using the direct purchase feature, investors must make an initial investment of at least $500 and complete and submit any forms required by the Plan Administrator. At the Plan Administrator's discretion, a person may fulfill the $500 minimum by authorizing automatic investments of at least $100 per month for a minimum of five consecutive months.

(c)   IRA's.   Investors may establish an IRA, with an institution
selected by the Plan Administrator serving as administrator of the IRA, which invests in Sears common shares through the Plan, by returning a completed IRA enrollment form and making an initial investment in the IRA of at least $500. Or, such persons may transfer funds having a fair market value of $500 on the enrollment date from an existing IRA account, and complete an IRA enrollment form and an IRA transfer form. These forms are available from the Plan Administrator. Sears will not establish, maintain or contribute to IRA accounts of Plan participants.


(d) Payroll Deduction. In the discretion of Sears, interested investors who are employees of Sears or certain of its subsidiaries or affiliates as Sears may direct, may make purchases by payroll deduction. Such persons are required to follow such procedures as may be set forth from time to time by Sears and the Plan Administrator in making such purchases.

8.   Direct Purchase.

(a) Any person, whether or not currently a holder of Sears common shares, may participate in the Plan's direct purchase feature at any time by requesting from, and completing, signing and returning, to the Plan Administrator, an authorization form, along with a check or money order in the amount of at least $500 and not more than $150,000. Dividends on Sears common shares purchased in this manner may be reinvested in whole or in part, at the participant's option, but are not required to be reinvested. Participants may make automatic investments of a specified amount (not less than $50 per purchase nor more than $150,000 per year) by electronic funds transfer from a predesignated account with a bank located in the United States, its territories or possessions and by following such procedures and filing such forms as may be specified by the Plan Administrator. Investors who are not Sears shareholders who use the automatic investment option to make their initial purchase of Sears common shares are required to make an initial investment of at least $500 or, at the Plan Administrator's discretion, authorize automatic investments of at least $100 per month for a minimum of five consecutive months. Additional purchases may be made as often as weekly, and must be in a minimum amount of $50.00.

(b) No interest will be paid on funds received and held for the purchase of Sears common shares under the Plan.

(c) The number of Sears common shares to be purchased from Sears or in the open market upon investment of any cash payments will depend on the amount of any such cash payment, the cost per share and any applicable brokerage commission and service charge and fee (unless Sears elects to pay some or all of such amounts). The account of each Plan participant making a cash payment will be credited with the number of shares, including fractions (computed to three decimal places), equal to:

(i) the amount of such participant's payment minus any brokerage commission, service charge and fee paid by the participant and any relevant taxes,

divided by:

(ii) the cost per share as determined pursuant to Section 15 of the Plan.

(d) Any cash payments made by the participant must be returned to the participant if Sears common shares have not been purchased within 35 days of receipt.

(e) The Plan Administrator will not accept more than $150,000 per year from a participant for the purchase of Sears common shares under the Plan (exclusive of shares purchased with the reinvestment of dividends).

9.    Dividend Reinvestment  and Direct Deposit of Dividends.

(a) Dividend Reinvestment. Any person may participate in the Plan's dividend reinvestment feature at any time by requesting from, and completing, signing and returning to, the Plan Administrator an enrollment form, which authorizes:

(i) the reinvestment of some or all of the cash dividends on Sears common shares registered in a participant's name outside of the Plan, or on Sears common shares held for safekeeping under the Plan, or both, toward the purchase of additional Sears common shares; and

(ii) the deduction by the Plan Administrator from all of the cash dividends to be reinvested, or any cash payments to be invested, of an amount equal to the charges attributable to purchases of Sears common shares for the account of such participant.

Reinvestment levels may be changed from time to time by submitting a new election form to the Plan Administrator. To be effective with respect to a particular dividend, any such change must be received by the Plan Administrator on or before the record date for such dividend.

(b) Direct Deposit.Participants may direct that some or all of the cash dividends on Sears common shares be paid to them by direct deposit to a bank account in their name, by submitting a properly completed and signed authorization form to the Plan Administrator. Such forms will be processed and will become effective as promptly as practicable following receipt by the Plan Administrator. A participant's choice to receive dividend payments either by direct deposit or by check will apply to dividends paid on shares held under the Plan, as well as shares registered in the participant's name and held outside the Plan.

(c) Non-Shareholders. Persons who are not already Sears common shareholders may participate in the dividend reinvestment feature by first becoming a shareholder of record by purchasing and holding in their own name at least five Sears common shares, either through the Plan's direct purchase feature or outside of the Plan through a bank or broker. If the authorization form is received after the record date for a dividend, reinvestment of cash dividends will begin with the following dividend.

(d) Partial or Full Reinvestment. Participants may have some or all of the dividends paid on Sears common shares held in the Plan reinvested in additional Sears common shares, regardless of whether the shares were purchased outside the Plan, purchased under the Plan through the direct purchase feature, purchased with reinvested dividends or deposited into the Plan for safekeeping.

(e) Number of Shares and Effective Time of Dividend Reinvestments. The number of Sears common shares to be purchased from Sears or in the open market upon reinvestment of cash dividends will depend on the amount of a participant's dividend, the cost per share and the applicable brokerage commission and fee (unless Sears elects to pay some or all of such amounts). Each participant's account will be credited with the number of shares, including fractions (computed to three decimal places), equal to:

(i)  the amount of a participant's dividend minus any brokerage commission, any fee paid by the participant and any relevant taxes, divided by:

(ii) the cost per share as determined pursuant to Section 15 of the Plan.

(f) Dividends will be invested promptly after receipt by the Plan Administrator and within 30 days after such receipt, except where necessary to comply with federal securities laws. The Plan Administrator may initiate open market purchase transactions for the reinvestment of dividends prior to the dividend payment date in order to minimize, to the extent possible, the delay between the payment of dividends and the settlement of purchase transactions.
10. Share Certificate Safekeeping.Any person who is or becomes a registered holder of Sears common shares may have the Plan Administrator retain for safekeeping Sears common share certificates.

(a) Certificates, which must be registered in the same name as the participant's Plan account, should be mailed to the Plan Administrator for deposit into the participant's account accompanied by a letter directing the deposit of such certificates for safekeeping. Shares so deposited will be held along with any Sears common shares purchased under the Plan, and may be sold and/or withdrawn at any time in accordance with the provisions of this Plan. For those who participate in dividend reinvestment, dividends on deposited shares will be reinvested according to the account instructions, unless contrary instructions are received.

(b) Dividends on Sears common shares held in safekeeping may be reinvested in whole or in part, at the participant's option, but are not required to be reinvested.

(c) To insure against loss resulting from mailing certificates to the Plan Administrator, the Plan provides for mail insurance free, of charge, for certificates with current market value of up to $25,000. To be eligible for mail insurance, certificates must be mailed in first-class, brown, pre-addressed, return envelopes available from the Plan Administrator. The Plan Administrator must be notified of any claim within 30 calendar days of the date the certificates were mailed. To submit a claim, an individual must be a current participant or the individual's loss must be incurred in connection with becoming a participant. In the latter case, the claimant must enroll in the program at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to the Plan Administrator in accordance with the guidelines described above. Insurance covers the replacement of shares, but in no way protects against any loss resulting from fluctuations in the value of shares.

11. Sale of Shares. Any participant may sell through the Plan, Sears common shares:

(a) purchased outside of the Plan through a bank or broker, if the certificates are sent to the Plan Administrator prior to the sale;

(b)  purchased within the Plan through reinvestment of dividends;
(c)  purchased within the Plan through cash investments; or

(d)  deposited into the Plan for safekeeping.

If a participant so requests, in writing or by telephone, the Plan Administrator will sell all or a portion of any Sears common shares credited to a participant's account and remit the proceeds to the participant, less any related brokerage commission, fee and any other costs of sale (unless Sears, at its option, elects to pay such commission and costs). Proceeds will be sent by check only. If requests for the sale of Sears common shares are received by the Plan Administrator no later than 1:00 p.m. Eastern Time on a day on which the Plan Administrator and the securities markets are open for business, the Plan Administrator will attempt to sell the shares on the day of receipt of the participant's request, if reasonably practicable. The sales price for shares sold for a participant will be the average price per share of all shares sold on that day. In addition, participants may request that the Plan Administrator issue certificates for Sears common shares held under the Plan on behalf of the participant and forward such certificates to the participant, who may then sell the shares through a bank or broker.

12. Transfer of Shares to Another Participant. Any participant may transfer a whole number of Sears common shares or the participant's entire account balance, including fractional shares, to an account for another person, whether by gift, private sale or otherwise, without charge, by giving appropriate instructions to the Plan Administrator. A participant who wishes to effect such a transfer should request the appropriate documentation from the Plan Administrator.

(a) The Plan Administrator will transfer the shares within three business days of receipt of properly completed documentation from the transferring participant. The transferring participant will cease to be credited with dividends as of any dividend record date on or after which such transfer is made by the Plan Administrator.

(b) Dividends on shares transferred from one participant to another will be treated according to the transferee's instructions covering his or her Plan account. If the transferee is not already a Plan participant as of the effective date of the transfer, the Plan Administrator shall open a Plan account in the name of the transferee using the instructions provided by and reflecting the Plan features requested by the transferor, and shall send the transferee a Plan prospectus as soon as reasonably practicable. A transferee participant who did not already have an existing account in the Plan at the time of the transfer may not enter transactions or otherwise have access to his or her account until the transferee has been sent a Plan prospectus by the Plan Administrator.

(c) After each transfer, the transferee will receive a notice from the Plan Administrator advising of the transfer and reflecting the number of shares transferred and held in the transferee's account.

13. Investment Dates. The Plan Administrator will process participants' cash investments promptly. The Plan's "Investment Dates" occur at least once every five business days. Purchases may be
processed daily when practicable.   A participant's investment will be
invested within five business days from the day of receipt, except in certain circumstances involving open market purchases (see "Direct Purchase" above).

14.   Source of Shares to be Purchased.


(a) Sears may determine that Sears common shares to be purchased under the Plan through direct purchase or through the reinvestment of dividends, will be either original issue shares, treasury shares held by Sears or shares purchased for Plan participants in the open market (on an exchange or in negotiated transactions), or a combination of the foregoing. Sears cannot change its determination that shares purchased for the Plan will be treasury or original issue shares, versus shares purchased on the open market, more than once in any three-month period, unless otherwise permitted by applicable rules and interpretations of the Securities and Exchange Commission. Such determination shall be made by the Board of Directors or, pursuant to a resolution of the Board of Directors, the Executive Vice President and Chief Financial Officer of Sears, based, in the case of a determination that Sears common shares to be purchased will be treasury or original issue shares, upon a prior determination that Sears has a need to raise additional capital or that there is another valid reason for such change.

(b) Purchases of Sears common shares in the open market will be made by or at the direction of the Plan Administrator. Open market purchases may be made on any securities exchange where Sears common shares are traded or by negotiated transactions on such terms with respect to price, delivery and otherwise as are satisfactory to the Plan Administrator. Neither Sears nor any Plan participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

15.  Cost of Sears Common Shares Purchased under the Plan.

(a) Purchases in the Open Market.The cost to each Plan participant of shares purchased in the open market under the Plan will be the weighted average purchase price of Sears common shares (including brokerage commissions, if applicable) purchased for the Plan in respect of the related Investment Date or dividend payment date.

(b) Purchases from Sears. In the case of purchases from Sears of authorized but unissued, or treasury, shares, the cost of shares purchased for Plan participants will be the average of the high and low prices of Sears common shares on the related Investment Date or dividend payment date, based on the reported prices as shown in a summary of composite transactions in stocks listed on the New York Stock Exchange.

(c) The Plan Administrator may commingle participants' funds with those of other participants for the purpose of executing purchases.

16. Taxation. In the case of a participant who is, as to the United States of America or its territories or possessions, a non-resident alien individual, a non-resident fiduciary of an estate or trust, a foreign partnership or a foreign corporation whose dividends are subject to United States income tax withholding, the amount of dividends payable will be reduced by the amount of taxes required to be withheld. In the case of a participant who fails to provide the Plan Administrator with a social security or other tax identification number in the manner required by law, or as to whom the Internal Revenue Service notifies the Plan Administrator or Sears that backup withholding is required from the participant, the amount of dividends payable will be reduced by the amount of taxes required to be withheld.

17. Commencement of Dividend and Voting Rights on Shares Purchased Under the Plan. As of the date Sears common shares purchased under the Plan are credited to a Plan participant's account by the Plan Administrator, dividend rights will commence with respect to such shares, and voting rights will commence with respect to the whole shares credited to such participant's account under the Plan. Deposited shares retain the same dividend rights which pertained to such shares before they were deposited.

18.  Account Statements  and Other Communications.

(a) Annual Statement. Each Plan participant will receive an annual statement of account activity.

(b) Quarterly Statement. Each Plan participant who reinvests dividends will receive a detailed quarterly statement of year-to-date account activity.

(c)   Notices.   The Plan Administrator will send to each participant a
notice after each cash investment, deposit of certificates, sale or transfer.

(d) Plan Prospectus; Shareholder Reports. In addition, each participant will receive, from time to time, a current prospectus for the Plan and copies of the same communications sent to all other shareholders of record.

19. Certificates for Plan Shares. Certificates for Sears common shares purchased from Sears or in the open market or deposited under the Plan will be held in safekeeping by the Plan Administrator as agent for the participants in the Plan. These certificates will be issued in the name of the Plan Administrator or its nominee. Certificates for any number of whole shares credited to an account will be delivered to a Plan participant upon request. Participants may request that certificates be issued after every purchase, unless the Plan Administrator can demonstrate that such requests would be unduly burdensome administratively. Any full or fractional shares remaining after a certificate is issued will continue to be credited to the participant's account. Certificates for fractions of shares will not be issued. Unless the participant advises the Plan Administrator to the contrary, dividends will continue to be reinvested as to shares withdrawn from the Plan in certificate form, if dividends were being reinvested on such shares while they were being held in the participant's Plan account.

20.  Partial and Complete Withdrawals from the Plan and Plan
Termination.

(a) In order to make complete or partial withdrawal from the Plan, a Plan participant must notify the Plan Administrator in writing or by telephone.

(b) Upon complete withdrawal from the Plan (or upon termination of the Plan by Sears), a certificate for the whole shares held for a Plan participant (or cash, if such participant requests the sale of such shares as provided below) will be sent to such participant with a cash payment for any fraction of a share being withdrawn. Fractions of shares for which cash payment is to be made to a withdrawing Plan participant will be valued at the sale price for such fractional shares less any applicable brokerage commission, fee and other costs of sale (unless Sears, at its option, elects to pay such costs).

(c) A Plan participant may also elect to withdraw a portion of the Sears common shares held in such participant's account under the Plan by written or telephone notice to the Plan Administrator specifying the number of shares to be withdrawn. Delivery of certificate(s) for whole Sears common shares (or cash, if such participant requests the sale of any of such shares, as provided below), and a cash payment for any fraction of a share being withdrawn, shall be made pursuant to the foregoing provisions relating to a withdrawing participant.

(d) If a participant so requests, the Plan Administrator will sell all or a portion of any whole Sears common shares credited to such participant's account under the Plan and remit the proceeds to such participant, less any related brokerage commission, fee any other costs applicable to such sale (unless Sears, at its option, elects to pay such charges).

21. Refund of Cash Payments. Any cash payment not previously invested will be refunded upon a Plan participant's written request received by the Plan Administrator at least 48 hours prior to the weekly Investment Date .

22. Effect of Sale of Sears Common Shares. A Plan participant may continue to receive in cash or reinvest cash dividends on his or her remaining Sears common shares even though some shares have been sold or transferred, regardless of whether the shares are held under the Plan, by the participant in certificate form, or both.

23. Effect of Stock Split or Stock Dividend or Other Distribution on Plan Shares. Any Sears common shares distributed as a result of a stock split or stock dividend on shares credited to a Plan participant's account will be added to the balance of that account. Stock dividends or split shares distributed on Sears common shares for which the participant holds certificates will be mailed directly to the participant. Any other property distributed by Sears as a special dividend to holders of Sears common shares will be distributed pro rata to Plan participants.

24. Voting of Sears Common Shares Held in the Plan. Whole Sears common shares held under the Plan may be voted in person at a meeting of shareholders or by proxy. Proxies will be solicited from Plan participants by Sears for any whole Sears common shares held under the Plan.

25. Limitation of Liability. Sears and its designated Plan Administrator, in administering the Plan and in making purchases and sales of Sears common shares in the open market or in making purchases from Sears pursuant to the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from: (i) failure to terminate a Plan participant's account upon such participant's death prior to receipt of written notice of such death; (ii) the times and prices at which Sears common shares are purchased or sold for a participant's account; or (iii) fluctuations in the market price of Sears common shares.

26. Suspension, Modification or Termination. Sears may suspend, modify or terminate the Plan at any time and notice of such action will be sent to all Plan participants. If the Plan is terminated, fractional shares will be valued at the sale price for such fractional shares less any applicable brokerage commissions and related costs of sale, and a certificate for the whole Sears common shares held for a Plan participant will be sent to such participant with a cash payment for any fraction of a share being held for such participant.

27. Administration. Sears or the Plan Administrator may, in its discretion, prescribe such provisions and interpretations not inconsistent herewith as it shall deem necessary or advisable for carrying out the purposes of the Plan, including (but not limited to) provisions or interpretations necessary to avoid abusive investment practices.

28.  Absence of Guarantee.   Neither Sears nor the Plan Administrator
in any way guarantees participants in the Plan against loss or depreciation or guarantees the payment or amount of any future dividends on Sears common shares.

29.  Nonalienability.   Except as specified above, a participant's
interest in his or her Plan account cannot be transferred, alienated, sold, assigned, pledged, encumbered or changed, and any attempt to do so shall be void.

30. Governing Law. The Plan will be governed by and interpreted in accordance with the internal law of the State of New York, without reference to that State's conflict of laws principles.